Exhibit 5.1

September 16, 2014

Glowpoint, Inc.
1776 Lincoln Street, Suite 1300
Denver, Colorado 80203

Ladies and Gentlemen:

We have acted as counsel to Glowpoint, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a prospectus supplement dated September 16, 2014 (the “Prospectus Supplement”), which supplements the Company’s Registration Statement on Form S-3 (Registration No. 333-185739) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and effective January 22, 2013 (the “Registration Statement”), including the Prospectus dated February 1, 2013 included therein (the “Base Prospectus” and together with the Prospectus Supplement, the “Prospectus”), relating to the offer and sale of up to $8,000,000 of shares of the Company’s common stock, par value $0.0001 per share (the “Shares”).

The Shares are to be issued pursuant to the Prospectus and the At Market Issuance Sales Agreement, dated as of September 16, 2014, between the Company and MLV & Co. LLC (the “Sales Agreement”).

In rendering the opinions set forth below, we have reviewed the Registration Statement, the Prospectus and the Sales Agreement. We have also examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we deemed relevant and necessary in respect of the authorization and issuance of the Shares, and such other matters as we deemed appropriate. In such examination, we have assumed the genuineness of all signatures, the authority of each person signing in a representative capacity (other than the Company) any document reviewed by us, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. In conducting our examination of documents, we have assumed the power, corporate or other, of all parties thereto other than the Company to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the due execution and delivery by such parties of such documents and that to the extent such documents purport to constitute agreements, such documents constitute valid and binding obligations of such parties.  As to any facts material to our opinion, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.

We are members of the Bar of the State of Colorado. Our examination of matters of law in connection with the opinions set forth below has been limited to, and accordingly our opinions herein are limited to, the General Corporation Law of the State of Delaware, including all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such law. We express no opinion with respect to the laws of any other jurisdiction or of any other law of the State of Delaware.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions expressed herein, we are of the opinion that the issuance of the Shares has been duly authorized and, when and to the extent the Shares are issued and paid for in the manner described in the Registration Statement and the Prospectus and in accordance with the terms of the Sales Agreement and the resolutions adopted by the Board of Directors of the Company setting forth the aggregate number of Placement Shares to be sold and the pricing terms thereof, such Shares will be validly issued, fully paid and non-assessable.

This opinion is given as of the date hereof and we have no obligation to update this opinion to take into account any change in applicable law or facts that may occur after the date hereof. We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K filed by the Company on the date hereof and to be named in the Prospectus as the attorneys who will pass upon legal matters in connection with the issuance of the Shares. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Davis Graham & Stubbs LLP

Davis Graham & Stubbs LLP